Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Eldorado Artesian Springs, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-53307 and 333-153284) on Form S-8 of Eldorado Artesian Springs, Inc. of our report dated June 18, 2010, with respect to the balance sheets of Eldorado Artesian Springs, Inc. as of March 31, 2010 and 2009 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended March 31, 2010 and 2009 which report appears in the March 31, 2010 annual report on Form 10-K of Eldorado Artesian Springs, Inc.
Ehrhardt Keefe Steiner & Hottman PC
June 18, 2010